Exhibit 10.1

November 29, 2013

One Horizon Group, Inc.
Weststrasse 1,
Baar Switzerland CH6340
Attention: Mark White

This letter, when executed by the parties hereto, will constitute an agreement between One Horizon Group, Inc. (the "Company") and Newport Coast Securities, Inc. ("Newport") pursuant to which the Company agrees to retain Newport and Newport agrees to be retained by the Company under the terms and conditions set forth below.

1.   The Company hereby retains Newport on a non-exclusive basis to perform consulting services and Newport hereby accepts such retention.  In this regard, subject to the terms set forth below Newport shall furnish to the Company advice and recommendations with respect to such aspects of the business and affairs of the Company as the Company shall, from time to time, reasonably request upon reasonable notice.  In addition, Newport will provide its expertise and consulting services to Client’s investor relations activities involving Client’s business relations and working relationships with public/private/institutional investors, broker/dealers and financial advisors/analysts in the securities and financial services community.   Newport will assist the Company in making presentations to the brokerage community and introductions to security firms and brokers; assist the Company in identifying analysts in the brokerage community to initiate coverage on the Company; and help sponsor the Company’s participation in small cap and/or other conferences.

2.   As compensation for the services described in paragraph 1 above, the Company shall pay to Newport a flat fee of US$5,000 per month. In addition the Company shall issue Newport or its designated affiliates a one-time aggregate fee of 15,000 restricted shares of common stock of the Company that shall be issued and deemed earned on January 6, 2014.  The Company will reimburse Newport for any and all reasonable expenses incurred by Newport in the performance of its duties hereunder, and Newport shall account for such expenses to the Company; provided, however, that any expense in excess of $250.00 shall require the prior written approval of the Company. Such reimbursement shall accumulate and be paid monthly.

3.  (a)            The Company agrees to indemnify and hold harmless Newport, its partners, employees, agents, representatives and controlling persons (and the officers, directors, employees, agents, representatives and controlling persons of each of them) from and against any and all losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which Newport is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of Newport's services pursuant to this Agreement; provided, however, Newport shall not be entitled to indemnification for its own gross negligence, willful misconduct, unauthorized representations made to third parties, or conduct in violation of any laws, rules and regulations. This paragraph shall survive the termination of this Agreement.

                     (b)    Newport agrees to indemnify and hold harmless the Company, its officers, directors, shareholders, employees, agents, representatives and controlling persons (and the officers, directors, employees, agents, representatives and controlling persons of each of them) from and against any and all losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which Newport is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of Newport' services pursuant to this Agreement; provided, however, the Company shall not be entitled to indemnification for its own gross negligence, willful misconduct, unauthorized representations made to third parties, or conduct in violation of any laws, rules and regulations. This paragraph shall survive the termination of this Agreement.

4.   The term of this Agreement  shall be six (6) months from the date of execution and can be terminated by any party after thirty days (30) days with a thirty (30) days prior notice. In the event of termination by such notice, Newport shall not be entitled to reimbursement of expenses, fees and other compensation incurred after the date of such notice.

5.   Except as required by law or court order, Newport will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to Newport or which hereinafter may become known to Newport and Newport shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of the Company. For purposes of this Agreement, “trade secrets or confidential or proprietary information” includes information unique to or about the Company including but not limited to its business and is not known or generally available to the public.

Any confidential material held by Newport will be returned to Company within one calendar month of the expiration or termination of this Agreement.

Any confidential information should not be disclosed by Newport for a period of five (5) years subsequent to the termination of this Agreement.

6.   This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without giving effect to principles governing conflicts of law.

7.           This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties relating to the subject matter hereof.

8.          This Agreement shall be binding upon the parties hereto; the indemnified parties referred to in Section 3, and their respective heirs, administrators, successors and permitted assigns. This agreement may be executed in counterparts.  Pending receipts of executed originals, facsimile signature shall have force and effect of original signatures.

9.   Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express or DHL), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office at  Weststrasse 1, Baar, CH6340, Switzerland, and in the case of Newport, be mailed to 18872 MacArthur, 1st Floor, Irvine, CA 92612.

10.         If any term of this Agreement is to any extent invalid, illegal, or incapable of being enforced, such term shall be excluded to the extent of such invalidity, illegality, or unenforceability; all other terms hereof shall remain in full force and effect.

11.         Except with the prior written consent of the other party, each party shall not transfer, including by merger (whether that party is the surviving or disappearing entity), consolidation, dissolution, or operation of law, (1) any discretion granted it under this agreement, (2) any right that it has to satisfy a condition under this agreement, (3) any remedy that it has under this agreement, or (4) any obligation imposed on it under this agreement. Any purported transfer in violation of this section 11 will be void.

If you are in agreement with the foregoing, please execute two copies of this letter in the space provided below and return them to the undersigned.

Very truly yours,

Newport Coast Securities, Inc.

By: /s/ Robert E. Ainbinder Jr.
  Name: Robert E. Ainbinder Jr.
  Title: Managing Director

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST ABOVE WRITTEN

One Horizon Group, Inc.

By:_/s/ Martin Ward
     Martin Ward
     CFO